Exhibit 10.8

UNUMPROVIDENT CORPORATION

AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

PURPOSE OF THE PLAN

The UnumProvident Corporation Amended and Restated Employee Stock Purchase Plan (the “Plan”) is sponsored by UnumProvident Corporation (“Corporation”) to provide its employees and those of its subsidiaries an opportunity to share in the ownership of the Corporation by providing them with a convenient means for regular and systematic purchases of shares of the Corporation’s Common Stock, $0.10 par value (“Stock”), at favorable prices and on favorable terms, and thus to develop a stronger incentive to work for continued success of the Corporation.

The Plan is intended to qualify as an “Employee Stock Purchase Plan” under Sections 421 and 423 of the Internal Revenue Code of 1986, as amended (“Code”). The provisions of the Plan will be construed in a manner consistent with the requirements of such sections of the Code.

ADMINISTRATION

The Plan is administered by the Compensation Committee of the Board of Directors (“Committee”). Members of the Committee are non-employee directors who are elected by the stockholders. Members of the Committee serve without fixed terms and are appointed or removed by the Board. The Committee has the power to make, amend, and repeal rules and regulations for the interpretation and administration of the Plan.

The Corporation reserves the right for the Committee to amend, suspend, or discontinue the Plan. No amendments will be made without stockholder approval if such approval is required under any law or requirement of the stock exchange upon which the Stock is listed. Amendments to change the number of shares reserved for option under the Plan or to decrease the option price may only be made with stockholder approval.

STOCK SUBJECT TO PLAN; TERM OF PLAN; PRORATION OF SHARES

The total number of shares that may be optioned to all participants under the Plan may not exceed 3,460,000 shares. Stock subject to the Plan may be unissued shares, reacquired shares or shares bought on the open market for purposes of the Plan. If an option granted under the Plan expires or terminates for any reason without having been exercised in whole or part, the shares subject to such option that are not purchased shall again be available for subsequent option grants under the Plan. If the total number of shares to be purchased by all participants in any Purchase Period (as defined below) exceeds the number of shares set aside for the Plan, shares will be purchased only for the number of shares equal to a pro rata portion of the available number of shares. If this occurs, any remaining balance in a participant’s account will be returned to the participant. Whenever any change is made in Stock subject to the Plan or subject to deductions outstanding under the Plan (though merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure, or otherwise), action will be taken by the Committee to adjust the number of shares subject to the Plan and the terms of options outstanding under the Plan.

ELIGIBILITY

All employees of the Corporation and its subsidiaries (as defined in Code Section 424(f)) are eligible to participate in the Plan except:

a)	Employees who own (or would own immediately following the grant of an option under the Plan) stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Corporation or any subsidiary. For purposes of this section, the attribution rules of Code Section 424(b) shall apply in determining stock ownership of any employee.

b)	Employees who customarily work less than 20 hours per week.

c)	Employees who customarily work 5 months or less per calendar year.

d)	Employees who are not currently receiving a regular payroll paycheck from the Corporation.

PURCHASE PERIODS AND PURCHASE PRICE

In each calendar year there are four three-month “Purchase Periods” beginning January 1, April 1, July 1, and October 1. Options to purchase shares under the Plan will be granted by the Corporation at the beginning of each period and are nontransferable by the employee. Each Purchase Period will end on March 31, June 30, September 30 and December 31, respectively. Options granted at the beginning of each Purchase Period will be exercised at the end of such Purchase Period. Unless the participating employee withdraws from the Plan (see “WITHDRAWING FROM THE PLAN”), whole and fractional shares of Stock will automatically be purchased for such participating employee with the money withheld through payroll deductions during the period.

The purchase price per share is 85% of the fair market value of the stock on the beginning date of a Purchase Period or the ending date of a Purchase Period, whichever amount is lower. The fair market value of a share of Stock as of such date shall be the official closing market price of the Stock on the New York Stock Exchange (NYSE). If the NYSE is closed, or if no sale of the Stock occurred on either of these dates, then the closing market price on the date preceding the beginning or ending of a Purchase Period on which there was a sale will apply.

The following examples illustrate how the purchase price is determined:

Example #1: Purchase Period January 1 – March 31

Closing price on January 1 - $25 ($25 x 85%) = $21.25

Closing price on March 31 - $27 ($27 x 85%) = $22.95

Since 85% of $25 is less than 85% of $27, the purchase price on March 31 would be $21.25.

Example #2: Purchase Period July 1 – September 30

Closing price on July 1 - $28 ($28 x 85%) = $23.80

Closing price on September 30 - $26 ($26 x 85%) = $22.10

Since 85% of $26 is less than 85% of $28, the purchase price on September 30 would be $22.10 per share.

ENROLLMENT

Participation in the Plan is voluntary. When an employee becomes eligible to participate in the Plan, such employee may enroll prior to the beginning of a Purchase Period by submitting an election in accordance with instructions from the Plan administrator. By enrolling in the Plan, the employee authorizes the Corporation to make after-tax payroll deductions from compensation (as defined in “PAYROLL DEDUCTION AMOUNTS”). Enrollment must be submitted prior to the first payroll period of the applicable Purchase Period. Any employee who does not enroll at the initial eligibility date, may, if eligible, enroll in the manner described above and begin participating at any later Purchase Period if eligible at that time.

PAYROLL DEDUCTION AMOUNTS

A participating employee may elect payroll deduction of any amount in each pay period but not less than $10 per pay period. The maximum amount per pay period is $885. Compensation is defined, for purposes of the Plan, as the participant’s regular base wages, but excluding overtime, bonuses and any incentive pay.

CHANGES IN PAYROLL DEDUCTION

An employee may change payroll deduction amounts at any time while enrolled in the Plan, subject to the “Payroll Deduction Amounts” discussed above. However, any change in payroll deductions during a Purchase Period will not become effective until the first payroll deduction of the following Purchase Period. If any employee changes the deduction amount to $0, this is considered a withdrawal from the Plan. See “WITHDRAWAL FROM THE PLAN” for further details.

LUMP SUM PURCHASE PAYMENTS

All payments to the Plan must be made by payroll deduction. Lump sum purchase payments are not permitted.

MAXIMUM AMOUNT OF PURCHASE

Notwithstanding anything else contained herein, no employee may be granted an option for any Purchase Period which permits such employee’s rights to purchase Stock under this Plan and any other qualified employee stock purchase plan (within the meaning of Code Section 423) of the Corporation and its subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such Stock for each calendar year in which an option is outstanding at any time. For purposes of this Section, fair market value shall be determined as of the beginning of the Purchase Period. If a participating employee’s purchases exceed this amount, such participating employee’s excess payroll deductions will be returned, without interest, as soon as practicable.

STOCK ACCOUNT, RIGHTS OF A STOCKHOLDER AND DELIVERY OF SHARES

Payroll deductions on behalf of each participating employee will be used to purchase stock of the Corporation, with such stock purchased credited to an account maintained by a brokerage firm selected by the Committee.

Stock Account

Whole and fractional shares are automatically credited to a participating employee’s Stock account at the brokerage firm as soon as practicable after each Purchase Period ends. No interests in, and no further rights or obligations under, the Plan are created by crediting a participating employee’s Stock account.

Rights of a Stockholder

A participating employee will have the rights and privileges of a stockholder once the shares are credited to his/her account, subject to the six month restriction period discussed under “Holding Period and Delivery of Shares” below. Whole shares, but not fractional shares, can be voted. Dividends on shares purchased and maintained in a participating employee’s Stock account automatically will be reinvested in Stock under the terms and conditions for dividend reinvestment, unless the participating employee requests a dividend check from the brokerage firm. Shares purchased through dividend reinvestment are not offered under the Plan and are not purchased pursuant to, or at a price determined under, the Plan.

Holding Period and Delivery of Shares

Shares of Stock purchased pursuant to this Plan may not be transferred or disposed of for a period of six months following the date on which such shares are purchased, except in the event of involuntary termination, death or disability as discussed (and defined) under “TERMINATION OF EMPLOYMENT”.

WITHDRAWAL FROM THE PLAN

A participating employee may withdraw from the Plan at any time before, during or after a Purchase Period. If a withdrawal occurs for any reason, the participating employee’s interest in the Plan terminates. To voluntarily withdraw, a participating employee must notify the Plan administrator in accordance with instructions provided by the Plan administrator. If a participating employee becomes ineligible to participate in the Plan for any reason, the Corporation will automatically withdraw the employee from the Plan.

When a participating employee withdraws from the Plan, the Corporation will cease payroll deductions, and any payroll deductions that may have accumulated in the current quarter will be refunded as soon as practicable, without interest. Such participating employee may not participate in the Plan until the beginning of the Purchase Period following completion of one year from the date of withdrawal. For example, if a participating employee withdrew in March of a year, he/she would not be eligible to participate again until the Purchase Period beginning April 1 of the following year.

If a participating employee elects a “hardship withdrawal” from a 401(k) plan, such employee may be ineligible to participate in the Employee Stock Purchase Plan to the extent required by section 401(k) of the Internal Revenue Code of 1986, as amended.

To resume participation after any type of withdrawal, an employee must notify the plan administrator to re-enroll prior to the payroll period deadline of the applicable Purchase Period.

TERMINATION OF EMPLOYMENT

Other than Involuntary Termination, Death or Disability

If an employee leaves the company for any reason other than involuntary termination, death or disability, such employee’s participation will automatically end on the date of termination of employment and any payroll deductions that have accumulated will be refunded as soon as practicable, without interest. Shares in the participating employee’s Stock account will continue to be subject to the six-month restriction period as discussed under “Holding Period and Delivery of Shares.”

Involuntary Termination, Death or Disability

If an employee is involuntarily terminated, dies or becomes disabled while participating in the Plan, such employee’s participation will automatically end on the date of termination of employment, death or disability, and any payroll deductions that have accumulated will be refunded as soon as practicable, without interest. In the event of a participating employee’s death, funds will be refunded to the named beneficiary of the payroll deduction account, or if a beneficiary has not been named, to such deceased employee’s estate. Shares in a Stock account for an employee who has been involuntarily terminated, dies or becomes disabled while participating in the Plan will not be subject to the six-month restriction period discussed under “Holding Period and Delivery of Shares.”

For purposes of this Plan, involuntary termination means a termination of employment following which an employee is eligible for the Corporation’s Separation Pay Plan or Severance Pay Plan. Disability means any illness or other physical or mental condition of an employee that renders the employee incapable of performing his or her customary and usual duties for the Corporation, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in the judgment of the Committee, is permanent and continuous in nature. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the employee’s condition.